Exhibit 99.1

        Hudson Technologies Reports First Quarter 2003 Results

    PEARL RIVER, N.Y.--(BUSINESS WIRE)--May 14, 2003--Hudson Technologies, Inc. (Nasdaq: HDSN), a leading refrigerant services Company specializing in proprietary on-site decontamination services for large comfort and process cooling systems, today announced results for the first quarter ended March 31, 2003.
    Revenues for the first quarter ended March 31, 2003, totaled $5,677,000, versus $6,111,000 for the same period in 2002. For the first quarter of 2003, the Company reported an operating loss of $234,000 compared to an operating loss of $592,000 for the same period last year. The Company reported a net loss of $422,000 and, after non-cash charges of $218,000 for payment-in-kind preferred stock dividends, a net loss per common share of $0.12. For the same period in 2002, the Company reported a net loss of $448,000 and, after non-cash charges of $197,000 for payment-in-kind preferred stock dividends, a net loss per common share of $0.13.
    The Company's first-quarter 2002 results included a non-recurring gain of $232,000 attributable to proceeds from the prepayment of a note receivable from Environmental Support Solutions, Inc. The Company's first-quarter 2003 results include approximately $100,000 of non-recurring finance charges related to the Company's credit facility and amortization of original issue discount associated with its outstanding convertible debt, which resulted in a $330,000 reduction in total other income for the first quarter of 2003, as compared to 2002.
    Kevin J. Zugibe, chairman and chief executive officer, commented, "We reduced our operating loss by more than half for the quarter, demonstrating the progress that Hudson is making. As expected, revenues declined from last year's first quarter due to the restructuring of the Company's sales and marketing division. Moreover, as a result of the cost containment measures we began to implement last year, our gross profit margin increased to 29% as a percent of sales from 23% in the previous period, while sales and marketing expense decreased to 9% as a percent of sales from 11%. This resulted in a $358,000 reduction in our operating loss in the 2003 period.
    "We have been continuing our work with the consulting firm we retained earlier this year to develop a plan for achieving profitable growth in our RefrigerantSide(R) Services business. Our goals are to improve our sales and marketing strategies and streamline our service offering so that we reach our target market of large, industrial end-users as effectively as possible while achieving profitable operations as quickly as possible."

    About Hudson Technologies

    Hudson Technologies, Inc., is a leading provider of innovative solutions to recurring problems within the refrigeration industry. Hudson's proprietary RefrigerantSide(R) Services increase operating efficiency and energy savings, and remove moisture, oils and other contaminants frequently found in the refrigeration circuits of large comfort cooling and process refrigeration systems. Performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies, RefrigerantSide(R) Services offer significant savings to customers due to their ability to be completed rapidly and at higher purity levels, and can be utilized while the customer's system continues to operate. In addition, the Company sells refrigerants and provides traditional reclamation services to the commercial and industrial air conditioning and refrigeration markets. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

    Safe Harbor Statement under the Private Securities Litigation Act of 1995

    Statements contained herein, which are not historical facts constitute forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, changes in the markets for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of refrigerants), regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements which become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing and other risks detailed in the Company's periodic reports filed with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

              Hudson Technologies, Inc. and subsidiaries
                 Consolidated Statements of Operations
                              (unaudited)
    (Amounts in thousands, except for share and per share amounts)

                        `                          Three-month period
                                                     ended March 31,

                                                      2003      2002
                                                  --------------------

Revenues                                             $5,677    $6,111
Cost of Sales                                         4,037     4,681
                                                  --------------------
Gross Profit                                          1,640     1,430
                                                  --------------------

Operating expenses:
     Selling and marketing                              539       672
     General and administrative                       1,092     1,065
     Depreciation and amortization                      243       285
                                                  --------------------
          Total operating expenses                    1,874     2,022
                                                  --------------------

Operating loss                                         (234)     (592)
Other income (expense):
 Interest expense                                      (188)      (97)
 Other income                                             -       241
                                                  --------------------
     Total other income (expense)                      (188)      144
                                                  --------------------
Loss before income taxes                               (422)     (448)
Income taxes                                              -         -
                                                  --------------------
Net loss                                               (422)     (448)
Preferred stock dividends                              (218)     (197)
                                                  --------------------
Loss available for common shareholders                $(640)    $(645)
                                                  ====================

Net loss per common share - basic and diluted        $(0.12)   $(0.13)
                                                  ====================
Weighted average number of shares outstanding     5,165,020 5,156,895
                                                  ====================

    CONTACT: Lippert/Heilshorn & Associates
             Harriet Fried / John Nesbett, 212/838-3777 hfried@lhai.com
                    or
             Hudson Technologies, Inc.
             Brian F. Coleman, 845/735-6000
             bcoleman@hudsontech.com